UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  September 30, 2009

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 5, 2009, Cincinnati Bell Inc. (the “Company”) issued and sold $500,000,000 aggregate principal amount of its 8.25% Senior Notes due 2017 (the “Notes”).

In connection with the issuance and sale of the Notes, the Company and certain of its subsidiaries (the “Guarantors”) entered into an underwriting agreement dated as of September 30, 2009 (the “Underwriting Agreement”), with Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and RBS Securities Inc., as representatives for the several underwriters (collectively, the “Underwriters”).  Delivery of the Notes was made under the Underwriting Agreement on October 5, 2009.

The Underwriters or their affiliates have from time to time provided and/or may in the future provide investment banking, commercial banking and financial advisory services to the Company, for which they have received or will receive customary compensation.

In connection with the issuance and sale of the Notes, the Company and the Guarantors entered into an indenture dated as of October 5, 2009 (the “Indenture”), by and among the Company, the Guarantors and The Bank of New York Mellon, as trustee.

The terms of the Notes are governed by the Indenture.  The Notes will mature on October 15, 2017.  Interest on the Notes accrues at the rate of 8.25% per annum, payable semiannually in cash in arrears on each April 15 and October 15, commencing on April 15, 2010.  The Notes are jointly and severally guaranteed on an unsecured senior basis by the Guarantors and each of the Company’s current and future restricted subsidiaries that becomes a guarantor under its credit facility.  The Notes are unsecured senior obligations of the Company, rank equally with all of its existing and future senior indebtedness and rank senior to all of its existing and future subordinated indebtedness.  The Company, at its option, may redeem the Notes in whole or in part prior to October 15, 2013, by paying 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, plus a “make whole” premium.  The Company may also redeem some or all of the Notes on or after October 15, 2013, at the redemption prices set forth in the Notes, plus accrued and unpaid interest, if any.  In addition, until October 15, 2013 and subject to certain conditions, the Company may, at its option, redeem up to 35% of the 2015 Notes at the redemption price set forth in the Indenture with the proceeds of certain equity offerings by the Company.

The Indenture contains certain covenants that, subject to a number of important exceptions and qualifications, limit, among other things, the Company’s ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue preferred stock, create liens, make investments, enter into transactions with affiliates, sell assets, guarantee indebtedness, declare or pay dividends or other distributions to shareholders, repurchase equity interests, redeem debt that is junior in right of payment to the Notes, enter into agreements that restrict dividends or other payments from subsidiaries, issue or sell capital stock of certain of its subsidiaries, and consolidate, merge or transfer all or substantially all of the Company’s assets and the assets of its subsidiaries on a consolidated basis.  In addition, if the Company experiences specific kinds of changes in control, holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of such purchase.

The above summary of the Underwriting Agreement, the Indenture and the Notes is qualified in its entirety by reference to the complete terms and provisions of the Underwriting Agreement and the Indenture, copies of which are filed herewith as Exhibits 1.1 and 4.1, respectively.

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 8.01 – OTHER EVENTS

On October 5, 2009, the Company delivered a notice to The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture dated as of July 11, 2003 (the “2003 Indenture”), among the Company, the subsidiary guarantors party thereto and the Trustee, governing the Company’s 7¼% Senior Notes due 2013 (the “2013 Notes”), notifying the Trustee of its election to redeem (the “Redemption”) on November 4, 2009 (the “Redemption Date”) all of the outstanding 2013 Notes, at a redemption price of 102.417% of the principal amount of the 2013 Notes together with accrued and unpaid interest to the Redemption Date and instructing the Trustee to provide notice of the Redemption to holders of the 2013 Notes.  The Redemption will be made pursuant to the terms of the 2003 Indenture and will be made with a portion of the net proceeds of the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2017.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description
1.1
Underwriting Agreement dated as of September 30, 2009, among the Cincinnati Bell Inc., the guarantors party thereto and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and RBS Securities Inc., as representatives for the several underwriters

4.1
Indenture dated as of October 5, 2009, by and among Cincinnati Bell Inc., as issuer, the guarantors party thereto and The Bank of New York Mellon, as trustee, relating to Cincinnati Bell Inc.’s 8.25% Senior Notes due 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date: October 5, 2009	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
1.1
Underwriting Agreement dated as of September 30, 2009, among the Cincinnati Bell Inc., the guarantors party thereto and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and RBS Securities Inc., as representatives for the several underwriters

4.1
Indenture dated as of October 5, 2009, by and among Cincinnati Bell Inc., as issuer, the guarantors party thereto and The Bank of New York Mellon, as trustee, relating to Cincinnati Bell Inc. 8.25% Senior Notes due 2017

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